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Exhibit 5.1

December 18, 2008

ARYx Therapeutics, Inc.
6300 Dumbarton Circle
Fremont, CA 94555

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by ARYx Therapeutics, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the "Prospectus"), covering the registration for resale of 12,544,409 shares of the Company's common stock, $0.001 par value per share, held by certain selling stockholders identified in the Prospectus (the "Shares"), including 2,894,864 shares of the Company's common stock (the "Warrant Shares") issuable upon the exercise of outstanding warrants held by such selling stockholders (the "Warrants").

        In connection with this opinion, we have examined (i) the Registration Statement and related prospectus, (ii) the Company's Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect, (iii) the Warrants, and (iv) such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        Based on the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued and sold in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

        We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD KRONISH LLP

By:	/s/ JAMES F. FULTON, JR. James F. Fulton, Jr.

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  Exhibit 5.1